Exhibit 8.1

1460 EL CAMINO REAL | 2ND FLOOR | MENLO PARK | CA | 94025-4110

WWW.SHEARMAN.COM | T +1.650.838.3600 | F +1.650.838.3699

February 15, 2017
Fairfax Financial Holdings Limited
95 Wellington Street West
Suite 800
Toronto, Ontario
Canada M5J 2N7

Ladies and Gentlemen:

We are acting as U.S. tax counsel to Fairfax Financial Holdings Limited, a corporation incorporated under the laws of Canada (“Fairfax”), in connection with the preparation of the Registration Statement on Form F-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), subordinate voting shares of Fairfax (the “Fairfax shares”) to be delivered to the shareholders of Allied World Assurance Company Holdings, AG, a corporation limited by shares under the laws of Switzerland (“Allied World”) pursuant to an agreement and plan of merger dated as of December 18, 2016, between Fairfax and Allied World. Any defined term used and not defined herein has the meaning given to it in the prospectus included in the Registration Statement (the “Prospectus”).

For purposes of the opinion set forth below, we have, with the consent of Fairfax, relied upon the accuracy of the Registration Statement and the Prospectus.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date of effectiveness of the Registration Statement, it is our opinion that:

Subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption “MATERIAL TAX CONSEQUENCES — Material U.S. Federal Income Tax Considerations” is our opinion as to the material U.S. federal income tax consequences to U.S. Holders (as such term is defined in “MATERIAL TAX CONSEQUENCES — Material U.S. Federal Income Tax Considerations”) of the potential acquisition, ownership, and disposition of the Fairfax shares.

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SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

*DR. SULTAN ALMASOUD & PARTNERS IN ASSOCIATION WITH SHEARMAN & STERLING LLP

This opinion letter speaks only as of the date of effectiveness of the Registration Statement. Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus under “MATERIAL TAX CONSEQUENCES — Material U.S. Federal Income Tax Considerations”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP